                                                                      EXHIBIT 12

                           IRON MOUNTAIN INCORPORATED

       STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                     1994       1995       1996       1997         1998       1999       2000
                                                   --------   --------   --------   --------     --------   --------   ---------
Earnings:
  Income (loss) from continuing operations before
  provision (benefit) for Income taxes & Minority
  Interest                                         $  3,241   $  1,945   $  1,792   $ (4,601)    $  3,391   $  9,841   $ (18,032)
    Add: Fixed charges                               13,472     17,058     21,939     37,489       61,169     73,957     154,975
                                                   --------   --------   --------   --------     --------   --------   ---------
                                                   $ 16,713   $ 19,003   $ 23,731   $ 32,888     $ 64,560   $ 83,798   $ 136,943
                                                   ========   ========   ========   ========     ========   ========   =========
Fixed Charges:
  Interest Expense                                 $  8,954   $ 11,838   $ 14,901   $ 27,712     $ 45,673   $ 34,425   $ 117,975
  Interest Portion of rent expense                    4,518      5,220      7,038      9,777       15,496     19,532      37,000
                                                   --------   --------   --------   --------     --------   --------   ---------
                                                   $ 13,472   $ 17,058   $ 21,939   $ 37,489     $ 61,169   $ 73,957   $ 154,975
                                                   ========   ========   ========   ========     ========   ========   =========
Ratio of earnings to fixed charges                      1.2x       1.1x       1.1x       0.9x(1)      1.1x       1.1x        0.9x(1)

(1) We reported a loss from continuing operations before provision (benefit) for income taxes and minority interest for the years ended December 31, 1997 and December 30, 2000, the Company would have needed to generate additional income from operations before provision for income taxes and minority interest of $4,601 and $18,032 to cover its fixed charges of $37,489 and $154,975, respectively.